GNC Holdings, Inc. Reports First Quarter 2020 Results

•Net loss of $200.1 million for the first quarter of 2020, compared with net loss of $15.3 million for the first quarter of 2019; adjusted net loss of $11.0 million, compared with adjusted net income of $19.0 million in the first quarter of 2019

•U.S company-owned same store sales, which includes e-commerce sales, decreased 10.1% compared with the first quarter of 2019; excluding the impact of the COVID-19 pandemic, U.S. company-owned store sales decreased 4.4%

•Approximately 1,100, or 30%, of the U.S. and Canada company-owned and franchise retail stores were closed due to the COVID-19 pandemic as of March 31, 2020

PITTSBURGH, May 11, 2020 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $472.6 million in the first quarter of 2020, compared with consolidated revenue of $564.8 million in the first quarter of 2019. The decrease in revenue was largely due to the closure of company-owned stores under our store portfolio optimization strategy, sales declines during the second half of March due to the COVID-19 pandemic, the transfer of the Nutra manufacturing to the Manufacturing joint venture ("Manufacturing JV"), U.S. company-owned negative same store sales and lower domestic and international franchise revenue.

Key Updates

•E-Commerce revenues grew approximately 25% compared with the first quarter of 2019 driven by improved site performance and increased demand related to COVID-19

•Implemented e-commerce order management system early in the first quarter of 2020 and accelerated ship from store capabilities in over 100 locations in the second quarter of 2020

•Launched curbside pickup in the first quarter to allow our customers to continue to receive their needed GNC products while enabling social distancing

•Due to impacts of COVID-19, the company has significantly reduced inventory purchases and capital expenditures, as well as taken action to decrease costs by nearly $40 million in 2020 consisting of employee furloughs, marketing reductions, store hours reductions and deferral of non-essential spend

•Continue to evaluate all strategic alternatives to address upcoming debt maturities, including refinancing and restructuring options

For the first quarter of 2020, the Company reported a net loss of $200.1 million compared with net loss of $15.3 million in the prior year quarter. Diluted loss per share was $2.45 in the current quarter compared with diluted loss per share of $0.23 in the prior year quarter. Excluding non-cash long-lived asset impairment charges and certain other expenses as outlined in the table below, adjusted net loss(1) was $11.0 million in the current quarter, compared with adjusted net income(1) of $19.0 million in the prior year quarter. Adjusted loss per share(1) was $0.19 in the current quarter compared with adjusted earnings per share ("EPS")(1) of $0.15 in the prior year quarter.

Adjusted EBITDA(2), as defined and reconciled to net loss in the table below, was $31.0 million, or 6.6% of revenue in the current quarter compared with $66.9 million, or 11.7% of revenue in the prior year quarter.

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(1) This Non-GAAP financial measure is reconciled to relevant GAAP metrics below under the caption "Reconciliation of Net Loss and Diluted EPS to Adjusted Net (Loss) Income and Adjusted EPS"
(2) This Non-GAAP financial measure is reconciled to relevant GAAP metrics below under the caption "Reconciliation of Net Loss to Adjusted EBITDA"

“As people around the globe cope with the COVID-19 outbreak, GNC’s mission has never been more clear,” said CEO Ken Martindale. “While this unprecedented situation has significantly disrupted our business and required us to make difficult decisions, we are focused on supporting customers with high quality products through our strong e-commerce channels and new buy-online-ship-from-store and curbside pickup services. Our transformation into a true omni-channel brand continues and we are working diligently to reposition and restructure our business for the future."

Uncertainty Relating to COVID-19

Our business has been materially and adversely affected by the outbreak of the novel coronavirus known as “COVID-19”. During March 2020, many state governments ordered all but certain essential businesses closed and imposed significant limitations on the circulation of the populace. Approximately 1,300, or 40%, respectively, of the U.S. and Canada company-owned and franchise retail stores were closed as of May 6, 2020 due to the COVID-19 pandemic. Some of the stores temporarily closed may be closed permanently in the future.

Due to the current and future potential impact of COVID-19, including uncertainties on the severity of the virus, the duration of the outbreak, governmental, business or other actions (which could include limitations on our operations), impacts on our supply chain, the effect on customer demand, temporary and permanent store closures or changes to our operations, we have recorded charges to carrying amount of inventory, accounts receivable, goodwill, indefinite-lived intangibles, our equity method investment and other long-lived assets during the three months ended March 31, 2020.

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $65.0 million, or 13.3%, to $424.2 million for the three months ended March 31, 2020 compared with $489.2 million in the prior year quarter. E-commerce sales were 10.6% of U.S. and Canada revenue for the three months ended March 31, 2020 compared with 7.4% in the prior year quarter.

A decrease of 10.1% in U.S. company-owned same store sales, including e-commerce sales, resulted in a $35.8 million decrease to revenue for the three months ended March 31, 2020 compared with the prior year quarter, of which approximately $20 million was attributed to the impact of COVID-19 in the second half of March compared with sales trends during the first quarter of 2020 prior to the pandemic outbreak. The closure of company-owned stores under our store portfolio optimization strategy resulted in a $20.7 million decrease in revenue. In addition, domestic franchise revenue decreased by $8.3 million due to a decrease in same store sales of 10.2% and a decrease in the number of franchise stores.
Operating loss was $131.2 million for the three months ended March 31, 2020 compared with operating income of $52.1 million for the same period in 2019. Operating loss in the current quarter included $88.6 million non-cash brand impairment and $40.3 million other long-lived asset impairment charges and store closing costs. In addition, the Company recorded $22.4 million reserves for inventory obsolescence and vendor allowances, $7.9 million allowance for doubtful accounts, and $1.1 million in severance and other expenses as outlined in the table below in connection to the estimated adverse impacts from the COVID-19. Excluding these items, operating income was $29.1 million, or 6.9% of segment revenue, in the current quarter compared with $52.1 million, or 10.7% of segment revenue, in the prior year quarter. The decrease in operating income percentage in the current quarter compared to the prior year quarter was primarily due to occupancy, salaries and benefits expense deleverage associated with lower sales.

International

Revenues in the International segment decreased $7.4 million, or 18.0%, to $33.5 million for the three months ended March 31, 2020 compared with $40.9 million in the prior year quarter primarily due to the outbreak of COVID-19 which caused business disruption in the International segment beginning in January 2020. Revenue from our international franchisees decreased by $6.4 million in the current quarter compared with the prior year quarter due to lower sales primarily in the Asian markets as a result of the COVID-19 pandemic.

Operating loss was $17.4 million for the three months ended March 31, 2020. Operating loss in the current quarter included non-cash goodwill and brand impairment of $28.6 million. Excluding the non-cash impairment charges in the current quarter, operating income was $11.2 million, or 33.4% of segment revenue, compared with $14.1 million, or 34.3% of segment revenue, for the same period in 2019. The decrease in operating income percentage was primarily due to a lower margin rate driven by changes in revenue mix within the segment as a result of the transfer of the China business to the joint ventures effective February 13, 2019.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $19.8 million, or 57.2%, to $14.9 million for the three months ended March 31, 2020 compared with $34.7 million in the prior year quarter primarily due to the transfer of the Nutra manufacturing business to the Manufacturing JV formed with International Vitamin Corporation ("IVC") effective March 1, 2019. Sales to our wholesale partners decreased $4.0 million, or 21.4%, from $18.9 million in the prior year quarter to $14.9 million in the current quarter largely due to the closures of our Rite Aid store-within-a-store as a result of Walgreens' acquisition of certain Rite Aid locations.

Operating income decreased $8.4 million, or 54.8%, to $6.9 million, or 46.7% of segment revenue, for the three months ended March 31, 2020 compared with $15.3 million, or 21.9% of segment revenue, in the prior year quarter. The increase in operating income percentage was primarily due to a decrease in revenues as a result of the Manufacturing JV transaction, however, operating income margins were positively impacted as the Manufacturing / Wholesale segment recognized profit margin that resulted from maintaining consistent pricing to what was charged to our other operating segments prior to the inception of the Manufacturing JV.

Cash Flow and Liquidity Metrics

For the three months ended March 31, 2020, cash used in operating activities was $12.1 million compared with cash provided by operating activities of $68.7 million for the three months ended March 31, 2019. The decrease in cash from operating activities was driven by a decrease in operating income and unfavorable working capital changes. For the three months ended March 31, 2020, the Company had negative free cash flow(3) of $15.9 million compared with free cash flow of $65.7 million for the three months ended March 31, 2019.

For the three months ended March 31, 2020, the Company paid down $11.7 million of its Tranche B-2 Term Loan utilizing proceeds from IVC's purchase of equity interest in the Manufacturing JV during the first quarter of 2020.

At March 31, 2020, the Company’s cash and cash equivalents were $137.4 million and debt was $895.0 million. The Company had $30.0 million borrowings outstanding on the Revolving Credit Facility at March 31, 2020.  During April 2020, the Company borrowed an additional $30.0 million on the Revolving Credit Facility and as of April 30, 2020, we had $60.0 million borrowing outstanding.

As further discussed below, the Company has an accelerated maturity payment due on May 16, 2020 (the “Springing Maturity Date”) that it does not have the ability to pay. Since the Company has not refinanced the $738.7 million of Tranche B-2 Term Loan, FILO Term Loan and Revolving Credit Facility that will become due on the Springing Maturity Date, management has concluded there is substantial doubt regarding the Company's ability to continue as a going concern within one year from the issuance date of the Company’s Consolidated Financial Statements. Failure to complete a refinancing or other restructuring, obtain an extension of the Springing Maturity Date as defined in the Credit Agreements, reach an agreement with required lender groups under the Credit Agreements prior to May 16, 2020 or to reach an agreement with the Company's stakeholders on the terms of an out-of-court restructuring would have a material adverse effect on the Company's liquidity,
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(3) This Non-GAAP financial measure is reconciled to relevant GAAP metrics below, under the caption "Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow." The Company defines free cash flow as cash provided by operating activities less capital expenditures financial condition and results of operations and may result in filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring plan. As of March 31, 2020, the Company's outstanding indebtedness has been classified as current on the Company's Consolidated Balance Sheets. In addition, the Company accelerated the amortization of original issuance discount and deferred financing fees for the Tranche B-2 Term Loan, FILO Term Loan and the Revolving Credit Facility of $12.4 million to the Springing Maturity Date.
At March 31, 2020, the Company's indebtedness includes $156.4 million of outstanding indebtedness under the convertible senior notes ("Notes"), $434.8 million of outstanding indebtedness under the Tranche B-2 Term Loan, and $273.9 million of outstanding indebtedness under the FILO Term Loan. The Company made an excess cash flow payment of $25.9 million that was due in April 2020 which reduced the outstanding amount of the Tranche B-2 Term Loan. Each of the Tranche B-2 Term Loan, FILO Term Loan and Revolving Credit facility include an accelerated maturity date of May 16, 2020 if more than $50 million of the Notes are outstanding on such date. The Company does not have the ability to reduce the outstanding balance on the Notes from $156.4 million to below $50 million with projected cash on hand and new borrowings under the Revolving Credit Facility, assuming such borrowings remain available.
The Company is in the process of reviewing a range of refinancing options to refinance the Company’s outstanding indebtedness. The Company has been working with an independent committee of the Board supported by independent financial and legal advisors to conduct its review and has had a series of discussions with financing sources in the United States and Asia. The Company will continue to explore all options to refinance and restructure its indebtedness. While the Company continues to work through a number of refinancing alternatives to address its upcoming debt maturities, the Company cannot make any assurances regarding the likelihood, certainty or exact timing of any alternatives.

Reporting requirements under both the Tranche B-2 Term Loan and the Credit Agreement require the Company to provide annual audited financial statements accompanied by an opinion of an independent public accountant without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the Tranche B-2 Term Loan or the Notes). Management believes the Company satisfied this requirement in the 2019 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the "SEC") on March 25, 2020 (the "2019 10-K"). If the lenders take a contrary position, (a) they could decide to instruct the administrative agent under the Senior Credit Agreements to deliver a written notice thereof to the borrower, and if the alleged default continued uncured for 30 days thereafter it would become an alleged event of default (unless waived by the lenders) and (b) the Company intends to contest such position and any action the lenders may attempt to take as a result thereof. If the lenders were to prevail in any such dispute, the required lenders could instruct the administrative agent to exercise remedies under the Senior Credit Agreements, including accelerating the maturity of the loans, terminating commitments under the revolving credit facility under the ABL Credit Agreement and requiring the posting of cash collateral in respect of outstanding letters of credit issued under the Revolving Credit Facility ($4.5 million at March 31, 2020). If this were to occur, management would enter into discussions with the lenders to waive the default or forebear from the exercise of remedies. Failure to obtain such a waiver, complete a refinancing or other restructuring, obtain an extension of the Spring Maturity Date as defined in the Credit Agreements or to reach an agreement with required lender groups under the Credit Agreements prior to May 16, 2020 or to reach an agreement with the Company's stakeholders on the terms of an out-of-court restructuring would have a material adverse effect on the Company's liquidity, financial condition and results of operations and may result in filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring plan.

Due to the adverse impacts of COVID-19, we withheld rent and other occupancy payments beginning in April 2020 for certain of our retail locations as management negotiates with landlords for rent concessions. The Company withheld rent and other occupancy payments of approximately $19 million in April 2020 and approximately $16 million in May 2020. In the event that withholding these rent payments would constitute an event of default per the lease agreement, management intends to negotiate resolution with the landlord. If such negotiations are not successful, the lease liabilities associated with those leases could become immediately due and payable. In the event that withholding these rent payments would constitute an event of default per the lease agreement, management intends to negotiate resolution with the landlord. If such negotiations are not successful, the lease liabilities associated with those leases could become immediately due and payable.

Conference Call

GNC has scheduled a live webcast to report its first quarter 2020 financial results on May 11, 2020 at 8:30 a.m. ET. To participate on the live call, listeners in North America may dial 1-888-204-4368 and international listeners may dial 1-323-994-2093.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through May 25, 2020.

About Us

GNC Holdings, Inc.  (NYSE: GNC) is a leading global health and wellness brand that provides high quality science-based products and solutions consumers need to live mighty, live fit, live long and live well.

The brand touches consumers worldwide by providing its products and services through company-owned retail locations, domestic and international franchise locations, digital commerce and strong wholesale and retail partnerships across the globe. GNC’s diversified, multi-channel business model has worldwide reach and a well-recognized, trusted brand. By combining exceptional innovation, product development capabilities and an extensive global distribution network, GNC manages a best in class product portfolio. As of March 31, 2020, GNC had approximately 7,300 locations, of which approximately 5,200 retail locations are in the United States (including approximately 1,600 Rite Aid licensed store-within-a-store locations) and the remainder are locations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to the ongoing impact of the COVID-19 pandemic on our operations and financial condition; our current debt profile and obligations under our debt instrument could adversely affect our results of operations and financial condition and adversely impact our operating income and growth prospects; we have substantial indebtedness due within the next twelve months and if we are unable to refinance the indebtedness, we may not be able to continue as a going concern; competition; our ability execute on, or realize the expected benefit from the implementation of, our strategic initiatives; resources devoted to product innovation may not yield new products that achieve commercial success; natural disasters, unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global political events could cause permanent or temporary distribution center or store closures, impair our ability to purchase, receive or replenish inventory or cause customer traffic to decline, all of which could result in lost sales and otherwise adversely affect our financial performance; our operations with joint venture partners, which may restrict our operational and corporate flexibility and subject us to actions taken by the other partner; difficulties with our vendors; our dependence on consumer discretionary spending; failure to maintain and/or upgrade our information technology systems, including electronic payments systems; successful development and maintenance of a relevant omni-channel experience for our customers; risks and costs associated with security breaches, data loss, credit card fraud and identity theft; risks associated with our international operations; securing suitable store locations for our brick-and-mortar retail operations; failure to effectively anticipate consumer preference, and unfavorable publicity or consumer perception of our products; disruptions in our manufacturing system owned by the Nutra joint venture; any significant disruption to our distribution network, inventory management system, or to the timely receipt of inventory; issues with franchisees; material product liability claims, or product recalls; any increase in the price and shortage of supply of key raw materials; general economic conditions, including a prolonged weakness in the economy; Harbin may exercise significant influence over us, including through its ability to elect up to five members of our Board of Directors; dependence on services of key executives and failure to attract or retain key employees; not being insured for a significant portion of our claims exposure; our limited control over our franchisees who are independent operators; our use of derivative instruments for hedging purposes; impact of potential future impairment charges; our holding company structure; historic volatility of our common stock price; and the impact of natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global politics; our current and historical effective tax rate; potential impact of issuance of Series A Convertible Preferred Stock including dividend and repurchase obligations; the terms and features of our current Notes may have a negative impact on our liquidity, dilution or reported financial results; compliance with new and existing laws and governmental regulations; failure to comply with FTC regulations; failure to protect our brand name and intellectual property; compliance with environmental and health and safety laws and regulations; and our ability to continue as a going concern if we are unable to meet our obligations as they come due over the next twelve months.

The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release, including adjusted net income, adjusted EPS, adjusted EBITDA, each as adjusted as reflected in this release, and free cash flow, because it believes they represent an effective supplemental means by which to measure the Company’s operating performance.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to net income, EPS or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended March 31,
	2020	2019
	(unaudited)
Revenue	$472,581	$564,764
Cost of sales, including warehousing, distribution and occupancy	335,865	361,673
Gross profit	136,716	203,091
Selling, general, and administrative	144,542	148,303
Long-lived asset impairments and other store closing costs	157,515	—
Loss on net asset exchange for the formation of the joint ventures	1,655	19,514
Other income, net	(962)	(208)
Operating (loss) income	(166,034)	35,482
Interest expense, net	47,444	32,956
Loss on forward contracts for the issuance of convertible preferred stock	—	16,787
Loss before income from equity method investments and income taxes	(213,478)	(14,261)
Income tax (benefit) expense	(53,035)	1,956
Loss before equity income from equity method investments	(160,443)	(16,217)
(Loss) income from equity method investments	(39,643)	955
Net loss	$(200,086)	$(15,262)
Loss per share:
Basic	$(2.45)	$(0.23)
Diluted	$(2.45)	$(0.23)
Weighted average common shares outstanding:
Basic	83,897	83,510
Diluted	83,897	83,510

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss and Diluted EPS to Adjusted Net (Loss) Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended March 31,
	2020		2019
	Net Loss	Diluted EPS (1)	Net (Loss) Income	Diluted EPS (1)
	(unaudited)
Reported	$(200,086)	$(2.45)	$(15,262)	$(0.23)
Loss on net asset exchange for the formation of the joint ventures	1,655	0.02	19,514	0.15
Loss from equity method investment	3,125	0.04	—	—
Amortization of discount in connection with early debt payment	156	—	3,119	0.02
Amortization of discount and deferred financing fees in connection with accelerated debt maturity date (2)	12,390	0.15	—	—
Loss on forward contracts related to the issuance of convertible preferred stock	—	—	16,787	0.13
Long-lived asset impairments and other store closing costs	157,515	1.88	—	—
Manufacturing JV other-than-temporary impairment	35,840	0.43	—	—
Inventory and vendor allowance reserves (3)	22,799	0.27	—	—
Allowance for doubtful accounts (4)	8,703	0.10	—	—
Interest expense recognized on interest rate swap (5)	10,810	0.13	—	—
Other (6)	(821)	(0.01)	713	0.01
Tax effect (7)	(63,043)	(0.75)	(5,837)	(0.05)
Adjusted	$(10,957)	$(0.19)	$19,034	$0.15

Weighted average diluted common shares outstanding	83,897		126,628

(1) The Company applies the if-converted method to calculate dilution impact of the convertible senior notes and the convertible preferred stock. For reported and adjusted diluted EPS for the three months ended March 31, 2020 and reported diluted EPS for the three months ended March 31, 2019, the underlying shares of the convertible preferred stock and the convertible senior notes are anti-dilutive. Therefore, the diluted EPS included a reduction to net income for the cumulative undeclared dividends of $5.2 million and $3.7 million, respectively, for the first quarter of 2020 and 2019. For the adjusted diluted EPS for the three months ended March 31, 2019, the underlying shares of the convertible preferred stock is dilutive.

(2) The Company accelerated the amortization of discount and deferred financing fees related to the Tranche B-2 Term Loan, FILO Term Loan and the Revolving Credit Facility as a result of the expected acceleration of the debt maturity date to the Springing Maturity Date.

(3) Included $18.2 million inventory obsolescence reserves recorded as a reduction to inventory and $4.6 million vendor allowance recorded as a reduction to accounts receivables due to current and estimated adverse impacts from the COVID-19 pandemic. The inventory and vendor allowance reserves were recognized within cost of sales in the Consolidated Statement of Operations.

(4) Represents credit losses for its franchisees and other third-party customers during the three months ended March 31, 2020 based on the current and estimated adverse impacts from the COVID-19.

(5) The Company reclassified the loss related to the interest rate swap that was previously deferred within accumulated other comprehensive loss to interest expense as the forecasted hedging transactions are not expected to occur by the end of the originally specified time period as a result of the expected acceleration of the debt maturity date.

(6) The three months ended March 31, 2020 included a $2.1 million gain from the sale of the Company owned location in Boston, MA, offset by $0.8 million severance and a $0.3 million loss from the cancellation of the annual franchise conference as a result of COVID-19 impact and $0.2 million of retention. The three months ended March 31, 2019 included retention of $0.7 million and immaterial refranchising gains. The retention expense is relates to an incentive program to retain senior executives and certain other key personnel below the executive level who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, of which $1 million was forfeited, which vested in four installments of 25% each over two years. Vesting dates were on November 2018, February 2019, August 2019 and February 2020.

(7) For the three months ended March 31, 2020 and 2019, the Company utilized a blended federal rate plus a net state rate that excluding the impact of certain state net operating losses, state credits and valuation allowance. The loss on forward contracts related to the issuance of convertible preferred stock in 2019 had no tax impact.

Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)

	Three months ended March 31,
	2020	2019
	(unaudited)
Net loss	$(200,086)	$(15,262)
Income tax expense	(53,035)	1,956
Interest expense, net	47,444	32,956
Depreciation and amortization	7,858	10,190
Loss on net asset exchange for the formation of the joint ventures	1,655	19,514
Loss from equity method investment	3,125	—
Loss on forward contract related to the issuance of convertible preferred stock	—	16,787
Long-lived asset impairments and other store closing costs	157,515	—
Manufacturing JV other-than-temporary impairment	35,840	—
Inventory and vendor allowance reserves (1)	22,799	—
Allowance for doubtful accounts (2)	8,703	—
Other (3)	(821)	713
Adjusted EBITDA	$30,997	$66,854

(1) Included $18.2 million inventory obsolescence reserves recorded as a reduction to inventory and $4.6 million vendor allowance recorded as a reduction to accounts receivables due to the current and estimated adverse impacts from the COVID-19 pandemic. The inventory and vendor allowance reserves were recognized within cost of sales in the Consolidated Statement of Operations.

(2) Represents credit losses for its franchisees and other third-party customers during the three months ended March 31, 2020 based on the current and estimated adverse impacts from the COVID-19.

(3) The three months ended March 31, 2020 included a $2.1 million gain from the sale of the Company owned location in Boston, MA, offset by $0.8 million severance and a $0.3 million loss from the cancellation of the franchise conference as a result of COVID-19 impact and $0.2 million of retention. The three months ended March 31, 2019 included retention of $0.7 million and immaterial refranchising gains. The retention expense is relates to an incentive program to retain senior executives and certain other key personnel below the executive level who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, of which $1 million was forfeited, which vested in four installments of 25% each over two years. Vesting dates were on November 2018, February 2019, August 2019 and February 2020.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

U.S. Company-Owned Same Store Sales, including GNC.com	Q1
2020 total same store sales	(10.1)%
2019 total same store sales	(1.6)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2020	2019
	(unaudited)
Current assets:
Cash and cash equivalents	$137,444	$117,046
Receivables, net of allowance of $27,390 and $22,648, respectively	83,932	101,234
Receivables due from related parties	6,547	8,946
Inventory	367,402	387,655
Prepaid and other current assets	34,348	24,880
Total current assets	629,673	639,761
Long-term assets:
Goodwill	73,552	79,109
Brand name	189,000	300,720
Other intangible assets, net	69,891	71,298
Property, plant and equipment, net	72,054	86,916
Right-of-use assets	305,788	350,579
Equity method investments	42,520	97,930
Deferred tax assets	12,389	—
Other long-term assets	21,090	24,274
Total long-term assets	786,284	1,010,826
Total assets	$1,415,957	$1,650,587
Current liabilities:
Accounts payable	$143,535	$150,742
Accounts payable due to related parties	21,136	11,720
Current portion of long-term debt	895,022	180,566
Current portion of lease liabilities	106,704	112,005
Deferred revenue and other current liabilities	94,812	105,792
Total current liabilities	1,261,209	560,825
Long-term liabilities:
Long-term debt	—	681,999
Deferred income taxes	—	31,586
Lease liabilities	305,194	330,510
Other long-term liabilities	40,549	41,535
Total long-term liabilities	345,743	1,085,630
Total liabilities	1,606,952	1,646,455

Mezzanine equity:
Convertible preferred stock	211,395	211,395

Stockholders’ deficit:
Common stock	131	131
Additional paid-in capital	1,013,394	1,012,076
Retained earnings	318,519	518,605
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(9,085)	(12,726)
Total stockholders’ deficit	(402,390)	(207,263)
Total liabilities, mezzanine equity and stockholders’ deficit	$1,415,957	$1,650,587

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2020	2019
	(unaudited)
Cash flows from operating activities:
Net loss	$(200,086)	$(15,262)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	7,858	10,190
Loss (income) from equity investments	39,643	(955)
Amortization of debt costs	16,814	7,988
Stock-based compensation	1,372	1,334
Long-lived asset impairments and other store closing costs	157,515	—
Loss on forward contracts related to the issuance of convertible preferred stock	—	16,787
Loss on net asset exchange for the formation of the joint ventures	1,655	19,514
Interest expense recognized on interest rate swap	10,810	—
Deferred income tax benefit	(47,677)	(5,064)
Other	(2,107)	(21)
Changes in assets and liabilities:
Decrease (increase) in receivables	17,824	(12,567)
Decrease (increase) in inventory	17,578	(6,886)
Increase in prepaid and other current assets	(8,401)	(3,658)
Increase in accounts payable	3,346	57,722
(Decrease) increase in deferred revenue and accrued liabilities	(22,686)	4,437
Decrease in net lease liabilities	(7,035)	(8,485)
Other operating activities	1,492	3,637
Net cash (used in) provided by operating activities	(12,085)	68,711

Cash flows from investing activities:
Capital expenditures	(3,858)	(3,017)
Refranchising proceeds, net of store acquisition costs	180	667
Proceeds from net asset exchange	18,211	101,000
Capital contribution to the newly formed joint ventures	—	(13,079)
Net cash provided by investing activities	14,533	85,571

Cash flows from financing activities:
Borrowings under revolving credit facility	30,000	22,000
Payments on revolving credit facility	—	(22,000)
Proceeds from the issuance of convertible preferred stock	—	199,950
Payments on Tranche B-1 Term Loan	—	(147,312)
Payments on Tranche B-2 Term Loan	(11,719)	(114,000)
Original Issuance Discount and revolving credit facility fees	—	(10,365)
Fees associated with the issuance of convertible preferred stock	—	(12,564)
Minimum tax withholding requirements	(54)	(120)
Net cash provided by (used) in financing activities	18,227	(84,411)

Effect of exchange rate changes on cash and cash equivalents	(277)	22
Net increase in cash and cash equivalents	20,398	69,893
Beginning balance, cash and cash equivalents	117,046	67,224
Ending balance, cash and cash equivalents	$137,444	$137,117

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Three months ended March 31,
	2020	2019
	(unaudited)

Net cash (used in) provided by operating activities	$(12,085)	$68,711
Capital expenditures	(3,858)	(3,017)
Free cash flow	$(15,943)	$65,694

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended March 31,
	2020	2019
	(unaudited)
Revenue:
U.S. and Canada	$424,181	$489,157
International	33,545	40,923
Manufacturing / Wholesale:
Intersegment revenues	—	35,505
Third-party contract manufacturing	—	15,783
Wholesale partner sales	14,855	18,901
Subtotal Manufacturing / Wholesale	14,855	70,189
Total reportable segment revenues	472,581	600,269
Elimination of intersegment revenues	—	(35,505)
Total revenue	$472,581	$564,764
Operating (loss) income:
U.S. and Canada	$(131,200)	$52,100
International	(17,382)	14,050
Manufacturing / Wholesale	6,931	15,344
Total reportable segment operating (loss) income	(141,651)	81,494
Corporate costs	(24,835)	(26,261)
Loss on net asset exchange for the formation of the joint ventures	(1,655)	(19,514)
Other	2,107	(237)
Unallocated corporate costs, loss on net asset exchange and other	(24,383)	(46,012)
Total operating (loss) income	$(166,034)	$35,482

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Three months ended March 31,
	2020	2019
U.S. & Canada
Company-owned(a):
Beginning of period balance	2,902	3,206
Store openings	3	5
Acquired franchise stores(b)	5	6
Franchise conversions(c)	—	(1)
Store closings (d)	(92)	(87)
End of period balance	2,818	3,129
Domestic Franchise:
Beginning of period balance	956	1,037
Store openings	6	3
Acquired franchise stores(b)	(5)	(6)
Franchise conversions(c)	—	1
Store closings (d)	(25)	(17)
End of period balance	932	1,018
International(e):
Beginning of period balance	1,915	1,957
Store openings	15	24
Store closings	(20)	(24)
China stores contributed to the China joint venture	—	(5)
End of period balance	1,910	1,952
Store-within-a-store (Rite Aid):
Beginning of period balance	1,759	2,183
Store openings	31	11
Store closings (f)	(162)	(85)
End of period balance	1,628	2,109
Total Stores	7,288	8,208
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Excludes approximately 1,100 of the U.S. and Canada company-owned and franchise retail temporary closed stores due to COVID-19 as of March 31, 2020.
(e) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland. Prior year also includes company-owned stores located in China.
(f) Rite Aid store-within-a-store closings were primarily a result of the Walgreens acquisition of certain Rite Aid locations

Contacts:
Investors: Matt Milanovich, VP- Investor Relations & Treasury, (412) 402-7260; or
        John Mills, Partner - ICR, (646) 277-1254

SOURCE:  GNC Holdings, Inc.
Web site:  http://www.gnc.com